EXHIBIT 10.03

                             STOCKHOLDERS' AGREEMENT

         THIS STOCKHOLDERS' AGREEMENT (this "Agreement"), dated as of November 30, 2006 (the "Effective Date"), is by and among Mortgage Assistance Center Corporation, a Florida corporation (the "Company"), those certain holders of Common Stock (as hereinafter defined) of the Company as set forth on Exhibit A (individually, a "Stockholder," and collectively, the "Stockholders") and each of the existing Series A Preferred Stock (as hereinafter defined) investors and holders of warrants as set forth on Exhibit B (individually, an "Investor," and collectively, the "Investors").

                                    RECITALS:

         A. The Company has an authorized capitalization consisting of (i) Fifty million (50,000,000) shares of common stock, $0.001 par value per share (the "Common Stock"), and (ii) Four million (4,000,000) shares of preferred stock, $0.001 par value per share, including the designation of Three million (3,000,000) shares of Series A Preferred Stock, $0.001 par value per share ("Series A Preferred Stock"), pursuant to the Company's Articles of Incorporation, as amended (collectively, the "Articles of Incorporation").

         B. The record and beneficial ownership of the issued and outstanding shares of the Common Stock, the Series A Preferred Stock and warrants (the "Warrants") to purchase Common Stock (the "Warrant Shares") (collectively, the "Capital Stock") held by the Stockholders and the Investors are set forth on Exhibits A and B.

         C. The Company and the Investors are parties to the Company's Series A Preferred Stock and Common Stock Warrant Purchase Agreement, dated as of the Effective Date (the "Purchase Agreement"), pursuant to which the Company will sell Series A Preferred Stock and the Warrants to the Investors.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, each of the parties covenants and agrees as follows:

                                    ARTICLE I
                               STOCK CERTIFICATES

         The Stockholders and the Investors agree that the stock certificate or certificates from time to time representing their respective shares of the Company's Capital Stock shall be registered in the name of the Stockholders and the Investors and shall bear, in addition to any other legend required to be placed thereon, a conspicuous legend substantially stating the following:

         THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT DATED AS OF NOVEMBER 30, 2006, AS MAY BE AMENDED OR RESTATED, AMONG THE COMPANY AND CERTAIN STOCKHOLDERS AND INVESTORS OF THE COMPANY. A COPY OF SUCH STOCKHOLDERS' AGREEMENT IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY AND MAY BE REVIEWED UPON REQUEST.

Upon execution and delivery of this Agreement, the Stockholders agree to return to the Secretary of the Company any stock certificate or certificates previously delivered to it so that such legend shall be placed thereon. The Company agrees that it shall not remove, and shall not permit to be removed, such legend from any certificate, and the Company shall place or cause to be placed such legend on any new certificate issued.

                                   ARTICLE II
                        TRANSFER RIGHTS AND RESTRICTIONS

         Section 2.1 General Restriction on Common Stock. Except as otherwise expressly permitted by this Agreement, none of the Stockholders may sell, exchange, give, encumber, pledge, hypothecate or otherwise dispose of
("Transfer"), either voluntarily, involuntarily or by operation of law (including any Transfer pursuant to equitable distribution proceedings or pursuant to a divorce decree) any of the Common Stock held by such Stockholders, or any rights or interest appertaining thereto, whether now owned or hereafter acquired.

         Section 2.2 Transfers of Preferred Stock. Subject to the requirements of Section 2.3(i) below, the Investors may freely Transfer any of the Series A Preferred Stock held by such Investors, or any rights or interest appertaining thereto, whether now owned or hereafter acquired, upon receiving the prior written approval of the Company, such approval not to be unreasonably withheld.

         Section 2.3 Transfer Requirements. A Stockholder may Transfer Common Stock under and as permitted by this Section 2.3, but not otherwise. For purposes of this Section 2.3, an "Investor" who exercises his or its Warrant(s) shall be deemed a "Stockholder" with respect to the Warrant Shares upon the exercise of such Warrant and issuance of the Warrant Shares.

                  (a) First Offer Rights. If a Stockholder shall desire to Transfer any shares of Common Stock held by him or it, such Stockholder (the "Selling Stockholder") shall first offer such Common Stock (the "Offered Stock") to the Investors and then to the Company in accordance with the provisions of this Section 2.3 (the "First Offer Right").

                  (b) Notice. The Selling Stockholder shall give a written notice (the "Offer Notice") to each of the Investors and the Company setting forth (i) the class or series, and number of shares, of Common Stock proposed to be Transferred (the "Offered Stock"), (ii) the terms and conditions (the "Offer Terms"), including the proposed sale price, upon which the Selling Stockholder proposes to Transfer the Offered Stock, and (iii) the name of the proposed transferee.

                  (c) Option to the Investors. The Investors shall have the exclusive right during the period of twenty (20) days following receipt of such Offer Notice (the "Investor Refusal Period") to elect to collectively purchase any or all of the Offered Stock proposed to be sold in accordance with the Offer Terms; provided, however, that, an election by the Investors to purchase less than all of the Offered Stock shall not be effective unless the option in Section 2.3(d) is exercised as to all of the Offered Stock not elected to be purchased by the Investors under this Section 2.3(c). In the event that more than one Investor wishes to purchase the Offered Stock to be sold, the right to purchase shall be allocated (i) first among such Investors who hold shares of Series A Preferred Stock in proportion to their respective ownership of Series A Preferred Stock, then (ii) to the extent the Investors who hold Series A Preferred Stock do not acquire all of the Offered Stock, or if there are no shares of Series A Preferred Stock outstanding at such time, among such other Investors in proportion to their ownership of Common Stock Equivalent Shares. The term "Common Stock Equivalent Shares" held by any Investor shall be all shares of the Company's Common Stock held by such Investor and all shares of Common Stock issuable upon conversion or exchange of any convertible or exchangeable security held by such Investor or issuable upon exercise of any option, warrant, or other right held by such Investor, in each case whether or not such security, option, warrant, or right is by its terms then convertible, exchangeable, or exercisable. Any election by an Investor to purchase Offered Stock shall be binding upon such Investor and may not be withdrawn without the written consent of the Company and the Selling Stockholder.

                  (d) Option to the Company. If the Investors do not exercise their right to purchase all of the Offered Stock proposed to be sold pursuant to Section 2.3(c), the Investors shall give notice to the Company of such fact during the twenty (20) day period provided for in
         Section 2.3(c). The Company shall then have the exclusive right during the period of twenty (20) days following receipt of such Offer Notice (the "Company Refusal Period") to elect to purchase all of the Offered Stock proposed to be sold and not purchased by the Investors pursuant to Section 2.3(c) in accordance with the Offer Terms and Section 2.3(g).

                  (e) Co-Sale Right

                           (i) To the extent that neither the  Investors nor the
                  Company exercise their respective First Offer Rights in full with respect to the Offered Stock under Sections 2.3(a) through (d) above, then each Investor (a "Co-Sale Investor") that notifies the Selling Stockholder in writing within ten
                  (10) days after the expiration of the Company Refusal Period will have the right to participate in such Selling Stockholder's proposed sale of Offered Stock on the same terms and conditions as the Offer Terms (the "Co-Sale Right"). Co-Sale Investors shall have the right to include their outstanding shares of Series A Preferred Stock in exercising their Co-Sale Right pursuant to this Section 2.3(e)(i) to the extent that the Offered Stock, when aggregated with all other sales of Offered Stock pursuant to this Section 2.3, represents at least ten percent (10%) of the total Common Stock outstanding as of the date of such sale.

                           (ii) A Co-Sale  Investor  may include in the proposed
                  transfer Capital Stock held by such Investor (A) with respect to Series A Preferred Stock, all shares of Series A Preferred Stock held by such Co-Sale Investor, and (B) with respect to all other Capital Stock other than Series A Preferred Stock, in an amount not to exceed the product obtained by multiplying
                  (i) the aggregate number of shares of Offered Stock by (ii) a fraction, the numerator of which is the number of shares of Common Stock Equivalent Shares owned by such Co-Sale Investor immediately before consummation of the proposed Transfer and the denominator of which is, in the aggregate, the total number of shares of Common Stock Equivalent Shares owned by all Investors electing to exercise their Co-Sale Rights immediately prior to the consummation of the proposed Transfer and the total number of Offered Stock that represents Capital Stock owned by the Selling Stockholder immediately prior to the consummation of the proposed Transfer.

                           (iii) A Co-Sale Investor shall effect its participation in the proposed Transfer by delivering to the Selling Stockholder, no later than ten (10) days after a Co-Sale Investor's exercise of its Co-Sale Rights, one or more stock certificates, properly endorsed for transfer or accompanied by executed stock powers to the prospective transferee, representing the number of shares of Capital Stock that a Co-Sale Investor elects to include in the proposed Transfer.

                           (iv) Except for representations regarding its ownership of the Capital Stock it requests to sell pursuant to this Section 2.3(e), a Co-Sale Investor shall not be required to make any representation or covenant in connection with its participation in the proposed Transfer, and its indemnification obligations shall be limited to the proceeds received by it in such sale.

                           (v)  Each  stock   certificate  a  Co-Sale   Investor
                  delivers to the Selling  Stockholder  pursuant to subparagraph
                  (iii) above will be transferred to the prospective transferee against payment therefor in consummation of the sale of the Offered Stock pursuant to the Offer Terms, and the Selling Stockholder shall concurrently therewith remit to each Co-Sale Investor the portion of the sale proceeds to which the Co-Sale Investor is entitled by reason of its participation in such sale. To the extent a Co-Sale Investor desires to include his or its shares of Series A Preferred Stock in exercising its Co-Sale Right, the sales price for such Series A Preferred Stock shall be the Redemption Price (as such term is defined in the Articles of Incorporation). If any prospective transferee or transferees refuse(s) to purchase securities subject to the Co-Sale Right from a Co-Sale Investor exercising its Co-Sale Rights hereunder, no Stockholder may sell any Capital Stock to such prospective transferee or transferees unless and until, simultaneously with such sale, such Stockholder purchases all securities that such Co-Sale Investor is entitled to sell to the prospective transferee pursuant to their Co-Sale Rights.

                  (f) Non-Exercise. If the Investors and the Company collectively fail to elect to exercise the rights granted under Sections 2.3(a) through (e) above, then the Selling Stockholder may sell the shares of Offered Stock so offered hereunder to the proposed transferee set forth in the Offer Notice under Section 2.3(a) on terms, including the sale price, no more favorable to such proposed transferee than the Offer Terms. However, if the Selling Stockholder does not effect such sale within thirty (30) days after the termination (by passage of time or default) of the first refusal and co-sale rights created under Sections 2.3(a) through (e), the Selling Stockholder may not thereafter transfer any such shares without again complying with the provisions of this Section 2.3.

                  (g) Closing. All purchase transactions between and among the parties hereto (or their assignees) pursuant to this Section 2.3 shall be consummated at a closing to be held not later than five (5) days after the expiration of the ten (10) day period provided for in Section 2.3(e). At the closing, the purchaser shall deliver to the seller the consideration (cash or other, as set forth in the Offer Terms) against delivery of the appropriate stock certificate(s) (or voting trust certificate(s)) duly endorsed for transfer.

                  (h) Exempted Transfers.  Except as otherwise set forth in this
         Section 2.3(h), the provisions of Section 2.3 shall not apply to the transfer or retransfer of, and each Stockholder or Investor who is an individual may transfer or retransfer any Capital Stock held by such Stockholder or Investor to or for the benefit of (i) any spouse, parent, child, grandchild, lineal descendant (including adopted children and stepchildren), siblings, aunts, uncles, nieces, nephews or in-laws (collectively, "Relatives") of such holder (including, without limitation, trustee(s) of a trust exclusively for the benefit of the Stockholder or Investor or any of the foregoing); (ii) any trustee or other fiduciary holding securities for the benefit of the Stockholder or Investor upon retirement; (iii) any partnership, corporation or limited liability company of which there are no owners other than such Stockholder or its Relatives; or (iv) any legal representative, devisee, or heir of a Stockholder or Investor upon his or her death (collectively, "Permitted Transferees"); provided, that all such transferees shall take such Capital Stock subject to all the restrictions, terms, and conditions of this Agreement and shall comply with Section 5.1; and provided further, that there shall be no further Transfer of such Capital Stock except in accordance with this Agreement.

                  (i) Securities Law Compliance. Notwithstanding anything to the contrary in this Section 2.3, no Capital Stock may be Transferred unless such Transfer is made in compliance with all applicable federal and state securities laws.

         Section 2.4 Transfers in Violation of this Agreement. Any transfer of Capital Stock in violation of the terms of this Agreement will be void and of no effect, and the purported transferee of such shares will not be recognized as the owner or holder of the Capital Stock purportedly transferred. The

Stockholders consent to the notation of "Stop Transfer" restrictions in the Company's stock transfer books with respect to their holdings of Capital Stock in order to assist in the enforcement of the restrictions set forth in this Agreement.

         Section 2.5 Compelled Sale Right.

                  (a) Compelled Sale. If any Investor or group of Investors shall desire to Transfer all or substantially all of the Series A Preferred Stock and Common Stock Equivalent Shares held by them, which Series A Preferred Stock and Common Stock Equivalent Shares represent at least fifty percent (50%) of each of the outstanding Series A Preferred Stock and Common Stock (the "Majority Holders"), to any third party other than a Permitted Transferee (the "Third Party Purchaser"), then all the other Stockholders and Investors (the "Minority Holders") shall be required, at the election of the Majority Holders, to Transfer to the Third Party Purchaser (a "Compelled Sale") all of the Capital Stock then held by the Minority Holders (the "Compelled Sale Shares"), on the same terms and conditions upon which the Majority Holders propose to Transfer their shares of Capital Stock. In the event of a Compelled Sale, any options or stock appreciation rights that are not at such time exercisable shall become exercisable by reason of such transaction only to the extent provided in the instrument evidencing the grant of such options or stock appreciation rights.

                  (b) Notice. The Majority Holders shall give written notice (the "Compelled Sale Notice") to each of the Minority Holders setting forth the terms and conditions, including the proposed sale price, of the Compelled Sale (the "Compelled Sale Terms") and the name of the Third Party Purchaser. Within ten (10) days after receipt of the Compelled Sale Notice, the Minority Holders shall deliver to the Company stock certificate(s) (or voting trust certificate(s)) representing the Compelled Sale Shares, duly endorsed for transfer, and all other documents reasonably requested by the Majority Holders. Pending consummation of the Compelled Sale, the Majority Holders shall promptly notify the Minority Holders of any material changes in the Compelled Sale Terms and any other material developments in connection with the Compelled Sale.

                  (c) Closing. The Compelled Sale shall be consummated at a closing to be held in accordance with the Compelled Sale Terms. Promptly after the closing, the Company shall remit or cause to be remitted to Minority Holders the consideration with respect to the Compelled Sale Shares. If the closing has not occurred within one hundred twenty (120) days after delivery of the Compelled Sale Notice, the Company shall promptly return to the Minority Holders all certificates representing the Compelled Sale Shares previously delivered to the Company. The provisions of this Section 2.5 shall remain in effect, notwithstanding any such return of the Compelled Sale Shares.

         Section 2.6 Pre-emptive Rights.

                  (a) Upon the terms and subject to the  conditions set forth in this Section 2.6, the Company hereby grants to each Investor and Stockholder a preemptive right with respect to future sales by the Company of its Common Stock or securities convertible into or exchangeable for any Common Stock; provided, however, such right shall not apply to the sale or issuance of Shares (i) to any person pursuant to the terms of any stock option plan adopted by the Company, (ii) issued or issuable pursuant to the acquisition of another corporation or business entity by the Company by merger, purchase of substantially all of the assets, or other reorganization, or to a joint venture agreement, provided that such issuances are approved by the Board (as defined below); (iii) issued or issuable to banks, equipment lessors, or other financial institutions pursuant to a commercial leasing or debt financing transaction approved by the Board; (iv) issued or issuable to suppliers of goods or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board; (v) issued pursuant to stock splits, stock dividends, recapitalization, or other similar reclassification  for which a  proportional  adjustment  has been made;
         (vi) issued pursuant to any warrant outstanding as of the date hereof; and (vii) issued pursuant to a public offering of Common Stock or other securities of the Company pursuant to an underwritten offering made in accordance with the Securities Act. In consideration of the rights granted in this Section 2.6, each Investor and Stockholder hereby covenants and agrees to vote its Common Stock in favor of any amendment or modification to the Articles of Incorporation of the Company that is required in order to issue any Common Stock in compliance with this
         Section 2.6 and the other provisions of this Agreement.

                  (b) Procedures. At any time the Company proposes to issue and sell any Common Stock, the Company shall first make an offering of such Common Stock to each Investor and Stockholder in accordance with the following provisions:

                           (i) The Company  shall  deliver a notice by certified
                  mail (a "Preemptive Right Notice") to the Investors and the Stockholders stating (A) its bona fide intention to offer such Common Stock, (B) the number of shares of Common Stock to be offered, and (C) the price and material terms, if any, upon which it proposes to offer such shares of Common Stock.

                           (ii) Within  fifteen (15) days after  delivery of the
                  Preemptive Right Notice, each Investor and Stockholder may elect to purchase or obtain, at the price and on such terms as specified in the Preemptive Right Notice, up to that portion of such shares of Series A Preferred Stock, Common Stock Equivalents or Common Stock (as the case may be) as would be required to maintain the percentage ownership of the Investor and the Stockholder in the Series A Preferred Stock, Common Stock Equivalents or Common Stock (as the case may be) of the Company as it existed immediately prior to the sale of additional shares of Common Stock. Such sale shall occur not later than the date on which the Company wishes to close the sale for which the Preemptive Right Notice was issued. If an Investor or Stockholder fails to timely respond to the Preemptive Right Notice, such shall be deemed a rejection of the preemptive rights of such Investor or Stockholder as to the transaction referenced in the Preemptive Right Notice. Nothing contained herein shall be deemed to be a waiver of any future preemptive rights.

         Section 2.7 Repurchase Restrictions.

                  (a) Company Right to Repurchase. In the event of termination of a Management Holder's (hereinafter defined) employment with the Company and its Subsidiaries (as defined below) either voluntarily by such Management Holder or for "cause" (as such term is defined in such Management Holder's employment agreement), the Company shall have the right, exercisable by written notice to the Management Holder at any time prior to the expiration of the ninety (90) day period following such termination of employment, to elect to repurchase all or any portion of the Capital Stock (including vested options) held, directly or indirectly, by such Management Holder and its permitted transferees (the "Eligible Stock"), at a cash price per share equal to (i) in the case of termination of such Management Holder for "cause", the fair market value of the Eligible Stock (or, in the case of vested options, the excess of such fair market value over the per-share exercise price under such options), in each case at a thirty-five percent (35%) discount, and (ii) in the case of the voluntary termination by such Management Holder, the fair market value of the Eligible Stock (or, in the case of vested options, the excess of such fair market value over the per-share exercise price under such options), in either case, as appropriately adjusted for stock splits, stock dividends, combinations, reclassifications and other similar transactions. A "Management Holder" is a holder of Capital Stock who has agreed to be bound by the provisions hereof and is or was an employee of the Company.

                  (b) Investors' Right to Repurchase. If the Company is unable to purchase all of the Eligible Stock due to inadequate surplus, of if the Company otherwise does not exercise its right to purchase all of the Eligible Stock, the Company shall give notice to the Investors of such fact during the ninety (90) day period provided for in Section 2.7(a). The Investors shall have the exclusive right during the period of thirty (30) days following receipt of such notice to elect to purchase all or any portion of the Eligible Stock not purchased by the Company pursuant to Section 2.7(a) at a cash price per share equal to
         (i) in the case of termination of such Management Holder for "cause", the fair market value of the Eligible Stock (or, in the case of vested options, the excess of such fair market value over the per-share exercise price under such options), in each case at a thirty-five percent (35%) discount, and (ii) in the case of the voluntary termination of such Management Holder, the fair market value of the Eligible Stock (or, in the case of vested options, the excess of such fair market value over the per-share exercise price under such options), in either case, as appropriately adjusted for stock splits, stock dividends, combinations, reclassifications and other similar transactions. In the event that more than one Investor wishes to purchase the Eligible Stock to be sold, the right to purchase shall be allocated among such Investors in proportion to their ownership of Common Stock Equivalent Shares. Any election by an Investor to purchase Eligible Stock shall be binding upon such Investor and may not be withdrawn without the written consent of the Company and the Management Holder.

                  (c) Fair Market  Value.  The fair market value of the Eligible
         Stock shall be mutually agreed upon by Management Holder and the Company (or the Investors in the case of Section 2.4(b)). If Management Holder and the Company (or the Investors in the case of Section 2.4(b)) cannot in good faith agree upon the fair market value of the Eligible Stock, then Management Holder and the Company (or the Investors in the case of Section 2.4(b)) shall appoint an independent appraiser who has knowledge and experience in the business of the Company to make such determination. If Management Holder and the Company (or the Investors in the case of Section 2.4(b)) cannot mutually agree upon an independent appraiser, then Management Holder and the Company (or the Investors in the case of Section 2.4(b)) shall each appoint a separate independent appraiser, and such independent appraisers shall appoint a third independent appraiser, whose determination of the fair market value of the Eligible Stock shall be binding. Management Holder and the Company (or the Investors in the case of Section 2.4(b)) shall each be responsible for the costs of their independent appraisers, and shall each pay fifty percent (50%) of the initial independent appraiser, if one is actually agreed upon, or the third independent appraiser if one is so appointed in accordance with this Section 2.4(c).

                  (d) Closing. The closing of the repurchase of Eligible Stock shall occur (i) within forty-five (45) days following the receipt of the Company's written notice of election to repurchase all of the Eligible Stock, or (ii) if the Company does not elect to purchase all of the Eligible Stock, within forty-five (45) days following the expiration of the thirty (30) day period provided for in Section 2.4(b).

                  (e) Special Provisions.

                           (i)   Notwithstanding   anything  contained  in  this
                  Section 2.7 to the contrary, for purposes of any repurchase of Eligible Stock held by Dale Hensel or Dan Barnett, the Company and/or the Investors (as the case may be) shall only have the right to purchase Thirty-Five percent (35%) of the total Eligible Stock held by Dale Hensel or Dan Barnett (as the case may be) at the time of such repurchase.

                           (ii)  Notwithstanding   anything  contained  in  this
                  Section 2.7 to the contrary, Michelle Taylor shall not be deemed a "Management Holder" for purposes of this Section 2.7.

                                   ARTICLE III
                              CORPORATE GOVERNANCE

         Section 3.1 Elections of Directors. From and after the date hereof, each Investor and Stockholder shall vote all of the Capital Stock over which such Investor and Stockholder has voting control, and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents or resolutions in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholders' meetings) so that:

                  (a) the authorized number of directors of the Company's and each of its Subsidiaries' (as defined in the Articles of Incorporation) Board of Directors (the "Board") shall be established at five (5) directors; and

                  (b) all votes of such Investor and Stockholder are cast in favor of the Series A Directors and the Common Stock Directors (each as defined in the Articles of Incorporation).

         Section 3.2 Vacancies. Vacancies in the Board of Directors of the Company may be filled by a majority of the holders of (a) Series A Preferred Stock if there is a vacancy in the Series A Directors, or (b) Common Stock if there is a vacancy in the Common Stock Directors. A Series A Director may be removed during his or her term of office, either for or without cause, only by the holders of the Series A Preferred Stock.

                                   ARTICLE IV
                               TERM AND AMENDMENT

         Section 4.1 Term. This Agreement will terminate upon the earliest to occur of: (a) the date on which this Agreement is terminated by written agreement signed by (i) Stockholders and Investors holding not less than a majority of (A) the Common Stock then held by all holders of Common Stock, (B) the Series A Preferred Stock then held by all holders of Series A Preferred Stock, and (C) the Warrant Shares then held by all holders of the Warrants (based upon the number of shares of Common Stock into which such Warrants are then exercisable); (b) immediately before the closing of a sale, lease or other conveyance of all or substantially all of the Company's assets; (c) immediately before the closing of an acquisition of the Company by another entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately before the acquisition transaction own, immediately after the acquisition transaction, securities representing less than fifty percent (50%) of the voting power of the Company or other entity surviving such transaction (other than a merger effected solely for the purpose of changing the Company's domicile or effected solely for the purpose of raising operating capital); (d) on the date immediately prior to the Company's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which the net proceeds to the Company are equal to or greater than $20,000,000 (before deduction of underwriters' commissions and expenses); or (e) on the date that all Investors no longer hold shares of Series A Preferred Stock, the Warrants and the underlying Warrant Shares.

         Section 4.2 Amendment. This Agreement shall not be changed, waived, discharged, or terminated except by written agreement signed by (a) holders holding not less than a majority of (A) the Common Stock then held by all holders of Common Stock, (B) the Series A Preferred Stock then held by all holders of Series A Preferred Stock, and (C) the Warrant Shares then held by all holders of the Warrants (based upon the number of shares of Common Stock into which such Warrants are then exercisable).

                                    ARTICLE V
                                  MISCELLANEOUS

         Section 5.1 Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, personal representatives, successors, and permitted assigns; provided, however, that no Person other than the Investors shall have any rights hereunder or the power to enforce any of the duties created hereby unless such Person shall have become bound to the provisions hereof, as described in Section 5.1.

         Section 5.2 Specific Performance. The parties hereto agree that a breach or violation of any of the terms, covenants, or other obligations under this Agreement will result in immediate and irreparable harm to the non-breaching parties in an amount that will be impossible to ascertain at the time of the breach or violation and that the award of monetary damages will not be adequate relief to the non-breaching parties. Therefore, the failure on the part of any party to perform all of the terms, covenants, and obligations established by this Agreement shall give rise to a right to the other parties to obtain enforcement of this Agreement in a court of equity by a decree of specific performance, a writ of mandamus, or other injunctive relief. This remedy, however, shall be cumulative and in addition to any other remedy the parties may have.

         Section 5.3 Severability. If any provision of this Agreement or the application thereof shall be invalid or unenforceable, the parties hereto shall take such action as may be necessary to effectuate the intent of such provision, and the remainder of this Agreement and any other application of such provision shall not be affected thereby.

         Section 5.4 Sections and Exhibits. The headings of sections in this Agreement are provided for convenience only and will not affect the Agreement's construction or interpretation. Unless indicated otherwise, references to "Section," "Sections," "Exhibit," or "Exhibits" refer to the corresponding section, sections, exhibit, or exhibits, respectively, of this Agreement.

         Section 5.5 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed to have been given, made, or delivered when actually received (regardless of the manner of transmission) or five (5) days after deposited in the mail and sent by registered or certified mail, postage prepaid; or, by facsimile transmission when transmitted with confirmation of receipt, addressed as the case may be as follows:

         If to the Company:         Mortgage Assistance Center Corporation
                                    2614 Main Street
                                    Dallas, Texas  75226
                                    Attention: Chief Executive Officer
                                    Facsimile:

         With a copy to:

         If to a Stockholder:       (as set forth on Exhibit A hereto)

         If to an Investor:         (as set forth on Exhibit B hereto)

or to such other address as such party shall have furnished to other parties in writing in accordance with the provisions hereof.

         Section 5.6 Confidentiality. Each party to this Agreement agrees to at all times hold in confidence and keep secret and inviolate all of the Company's confidential information, including, without limitation, all unpublished matters relating to the business, property, accounts, books, records, customers and contracts of the Company which such party may now or hereafter come to know; provided, that any party to this Agreement may disclose any such information which has otherwise entered the public domain (not as a result of violation of this Agreement) or which he or it is required to disclose to any governmental authority by law or subpoena or judicial process.

         Section 5.7 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

         Section 5.8 Governing Law; Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

         Section 5.9 Entire Agreement. This Agreement constitutes the entire agreement among the Company, the Stockholders and the Investors relating to the subject matter hereof and there are no other terms other than those contained herein.

         Section 5.10 Further Assurances. Each party to this Agreement will take such further action and will execute and deliver such further documents as may be reasonably requested by any other party to carry out the provisions and purposes of this Agreement. In addition, the Company shall use its best efforts to ensure that the rights granted under this Agreement are effective and that the parties hereto enjoy the benefits of the rights granted under this Agreement. Without limiting the generality of the foregoing, the Company (a) shall use its best efforts to cause the nomination and election of the directors as provided in Article III; (b) shall not avoid or seek to avoid the observance or performance of any of the terms to be performed by the Company under this Agreement; (c) shall at all times in good faith assist in carrying out all of this Agreement's provisions and in taking all such actions as may be necessary, appropriate, or reasonably requested by any Investor to protect against impairment of such Investor's rights as set forth in this Agreement; (d) shall not transfer on the Company's books any Capital Stock that has been purportedly Transferred in violation of this Agreement; (e) shall not give effect to any action in contravention of this Agreement undertaken by any Person; and (f) shall promptly inform the Investors of any breach or action in contravention of this Agreement of which the Company becomes aware.

         Section 5.11 Grant of Proxy. If any provisions of this Agreement cause the termination of the ownership of Capital Stock of any Stockholder (including, without limitation, in connection with a Compelled Sale as described in Section 2.5), then such Stockholder hereby grants the Company a power of attorney to take all actions, and execute and deliver all documents, necessary or appropriate to evidence the transfer of such Capital Stock on the books of the Company. Such proxy, and if any provisions of this Agreement are construed to constitute the granting of proxies, then such other proxies, will be deemed coupled with an interest and are irrevocable for the term of this Agreement.

         Section 5.12 Ownership of Capital Stock. Each Stockholder represents and warrants that such Stockholder is the sole record and beneficial owner of the Capital Stock set forth opposite such Stockholder's name on Exhibit A and that no other Person has any interest (other than a community property interest) in any of such Capital Stock.

       Remainder of page left intentionally blank; signature pages follow

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                                              THE COMPANY:

                                              MORTGAGE ASSISTANCE CENTER
                                              CORPORATION, a Florida corporation


                                              By:_______________________________
                                              Name:Dale Hensel
                                              Its: President

                                              STOCKHOLDERS:


                                              __________________________________
                                              Dale Hensel, Individually


                                              __________________________________
                                              Dan Barnett, Individually


                                              __________________________________
                                              Michelle Taylor, Individually


                                              INVESTORS:


                                              W.C. PAYNE INVESTMENTS, LLC


                                              By:_______________________________
                                              Name: W.C. Payne
                                              Its:  Managing Member

                                            FAX / MACC, L.P.


                                            By:  Family Access Exchange II, L.P.
                                            Its: General Partner

                                            By:  FAX GenPar, L.L.C.
                                            Its: General Partner



                                            By:_________________________________
                                            Name: Rod Cain Jones
                                            Its:  President

                                    EXHIBIT A
                                    ---------

                                  STOCKHOLDERS

Common Stock
------------

Name                            Notice Address                  Number of Shares
----                            --------------                  ----------------

Dale Hensel                                                     5,031,058
Dan Barnett                                                     4,967,058
Michelle Taylor                                                 1,036,375
                                                                ----------------
                                                                11,034,491


                                    EXHIBIT B
                                    ---------

                                    INVESTORS
                                                                        Purchase Price
                                    Number of          Number of         for Series A
        Investor                 Series A Shares    Warrant Shares          Shares
        --------                 ---------------    --------------          ------


W.C. Payne Investments, LLC      Up to 1,000,000    Up to 3,037,796    Up to $1,000,000

FAX/MACC, L.P.                   Up to 2,000,000    Up to 6,075,591    Up to $2,000,000

                   Total:        Up to 3,000,000    Up to 9,113,387    Up to $3,000,000